SECOND WARRANT AMENDMENT AGREEMENT

     This Second Warrant Amendment Agreement dated as of May  21,
1999 by and between XCL Ltd., a Delaware corporation ("XCL"), and Doug Ashy, Sr. (the "Warrantholder").

                      W I T N E S S E T H:

     WHEREAS, the Warrantholder holds 21,705 warrants to purchase shares of common stock, par value $0.01 per share, of XCL having been originally issued pursuant to Warrant Certificate No. LM-6 dated March 22, 1999 and reflecting an exercise price of $1.50 per share of common stock (subject to adjustment as therein provided) (the "Warrant Certificate"); and

     WHEREAS, the Warrantholder acquired the Warrant Certificate in connection with his purchase of one Unit in a private offering by XCL Land Ltd., a wholly owned subsidiary of XCL and XCL Ltd., to a limited number of qualified investors of up to 62 Units each Unit consisting of $100,000 in principal amount of a promissory note of XCL Land (collectively the "Notes" and individually a "Note") and 21,705 Warrants (the "Warrants"); and

     WHEREAS, the exercise price contained in the Warrant Certificate has previously been reduced by Warrant Amendment Agreement dated as of April 13, 1999 from $1.50 to $1.325 per share of common stock (subject to adjustment as therein provided); and

     WHEREAS, the Subscription Agreement pursuant to which the Warrantholder subscribed for the Unit referenced above provides that until the Warrantholder's Note is paid in full, if the terms of the Units (including the Notes and the Warrants) are amended, no amendment shall be effective until it is offered to the other Unit owners and either accepted or rejected by them; and

     WHEREAS, in order to induce a new purchaser to subscribe for additional Units, XCL agreed to reduce the exercise price of the Warrants from $1.3125 to $1.25 per share of common stock (subject to adjustment as therein provided), which was the price agreed to on April 21, 1999, the date on which the new purchaser agreed to purchase two Units if the exercise price of the Warrants was so reduced and which price is higher than the closing price of the common stock of XCL on that date; and

     WHEREAS,   pursuant  to  his  Subscription  Agreement,   the
Warrantholder was offered the same amendment and accepted it.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto hereby agree as follows:

     1. The definition of "Initial Exercise Price" in the first paragraph of the Warrant Certificate is hereby amended to read as follows:

                    "...  at the initial exercise price
          of   U.S.   $1.25  per  share  (the  "Initial
          Exercise Price") ..."

All other terms and provisions of the first paragraph of the Warrant Certificate shall remain unchanged.

     2. This Second Warrant Amendment Agreement shall not constitute a waiver or amendment of any other provision of the Warrant Certificate not expressly referred to herein and except as expressly amended hereby, the provisions of the Warrant Certificate are and shall remain in full force and effect.

     3. Upon surrender of the original Warrant Certificate, XCL shall issue a new Warrant Certificate of like tenor and an equivalent number of Warrants to the Warrantholder reflecting the amendment set forth in paragraph 1 above.

     4. This Second Warrant Amendment Agreement sets forth the entire understanding of the parties hereto with respect to the subject mater hereof and may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     5. This Second Warrant Amendment Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Warrant Amendment Agreement to be duly executed and delivered as of the date and year first above written.

                              XCL LTD.


                              By:______________________________
                              Title:_____________________________


                              WARRANTHOLDER:


                              _________________________________
                              Doug Ashy, Sr.